NorthWestern Reports First Quarter 2020 Financial Results
April 22, 2020

NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE
NorthWestern Reports First Quarter 2020 Financial Results

Company reports GAAP diluted earnings per share of $1.00 for the quarter, lowers 2020 earnings guidance and announces a $0.60 per share quarterly dividend payable June 30, 2020

BUTTE, MT / SIOUX FALLS, SD - April 22, 2020 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the three months ended March 31, 2020.  Net income for the period was $50.7 million, or $1.00 per diluted share, as compared with net income of $72.8 million, or $1.44 per diluted share, for the same period in 2019. This $22.1 million decrease in net income is primarily due to lower loads in our electric and natural gas segments due to warmer winter weather and lower transmission revenue, offset in part by an increase in Montana electric retail rates.

“As stewards of critical infrastructure and essential service, we implemented a COVID-19 plan in early March.  Our employees are hard at work serving our customers, but are doing so remotely or social-distancing to ensure their health and safety.  We are all in this together,” said Bob Rowe, President and Chief Executive Officer.  “As part of our plan, we have taken significant steps to ensure we are able to maintain adequate liquidity during volatile capital markets. Many of our largest customers are providers of critical services and products. As a result, they are exempt from COVID-19 related stay-at-home directives. While we didn’t see a significant COVID-related load impact in the first quarter, we do anticipate impacts starting in the second quarter from slowing production within our large commercial / industrial customers and impacts from the thousands of our other small- to medium-sized businesses that have made the difficult decision to close their doors to help slow the spread of the virus,” said Rowe. “Earnings were behind plan and disappointing this quarter, primarily due to much warmer winter weather than last year.  We have already begun implementing cost controls and seeking other offsets to some of the headwinds we are experiencing, but given the current environment find it necessary to adjust earnings expectations for the year."

Additional information regarding this release can be found in the earnings presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

NorthWestern Reports First Quarter 2020 Financial Results
April 22, 2020

	Three Months Ended March 31,
(in thousands, except per share amounts)	2020	2019
Revenues	$335,255	$384,220
Cost of sales	91,272	115,735
Gross Margin (1)	243,983	268,485

Operating, general and administrative expense	79,005	81,092
Property and other taxes	44,499	44,789
Depreciation and depletion	45,265	45,584
Total Operating Expenses	168,769	171,465
Operating income	75,214	97,020
Interest expense, net	(24,334)	(23,790)
Other (expense) income, net	(1,982)	1,149
Income before income taxes	48,898	74,379
Income tax benefit (expense)	1,806	(1,573)
Net Income	50,704	72,806
Basic Shares Outstanding	50,507	50,381
Earnings per Share - Basic	$1.00	$1.45
Diluted Shares Outstanding	50,705	50,729
Earnings per Share - Diluted	$1.00	$1.44

Dividends Declared per Common Share	$0.600	$0.575
(1) Gross Margin, defined as Revenues less Cost of Sales, is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.

Significant Items

COVID-19 Pandemic
We are one of many companies providing essential services during this national emergency related to the COVID-19 pandemic. We implemented a comprehensive set of actions to help our customers, communities, and employees,while maintaining our commitments to provide reliable service and we continue to monitor and adapt our financial business plan for the evolving COVID-19 challenges. In addition to announcing an incremental $300,000 in charitable contributions and aid to assist the communities we serve, we have taken extra precautions for our employees who work in the field and for employees who continue to work in our facilities, and we have implemented work from home policies where appropriate. Currently, we do not anticipate any employee layoffs and are continuing to hire for critical positions to maintain our high level of reliability and customer service. We continue to implement strong physical and cyber-security measures to ensure that our systems remain functional in order to serve our operational needs with a remote workforce and to keep our operations running to ensure uninterrupted service to our customers. We have informed both our retail customers and state regulators that disconnections for non-payment will be temporarily suspended. Our level of service to our 734,800 customers remains uninterrupted.

In response to COVID-19, President Donald Trump signed into law the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) on March 27, 2020. The CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding

NorthWestern Reports First Quarter 2020 Financial Results
April 22, 2020

the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain refundable employee retention credits. We evaluated the provisions of the CARES Act and do not anticipate the associated impacts, if any, will have material effect on our financial position or liquidity.

2020 Outlook - This is a rapidly evolving situation that could lead to extended disruption of economic activity. We have not experienced major declines in customer usage across our business related to COVID-19. Nonetheless, as a result of the spread of COVID-19 in our service territories, business curtailments, ‘shelter in place’ or stay at home’ orders and travel restrictions, we anticipate impacts to our 2020 financial results. In addition, while we have not experienced significant supply chain issues, so far, we continue to closely manage and monitor developments in our supply chain. There may also be material delays in scheduling proceedings and hearings, and in obtaining orders from federal and state courts and regulatory agencies; these delays could negatively affect us financially. An extended slowdown of the United States' economic growth, demand for commodities and/or material changes in governmental policy could result in lower economic growth and lower demand for electricity and natural gas as well as the ability of various customers, contractors, suppliers and other business partners to fulfill their obligations, which could have a material adverse effect on our results of operations, financial condition and prospects.

If the situation leads to an extended disruption of economic activity in our service territories, we would expect to be negatively impacted by lower sales volumes, increased operating expenses due primarily to an increase in uncollectible accounts, and higher interest expense offset in part by cost control. At this time, we cannot predict the ultimate impact of COVID-19 on our results of operations, financial condition and prospects. The likelihood these events would materially impact our future financial results will increase the longer business curtailments, 'shelter in place' or 'stay at home' orders and travel restrictions remain in place.

We remain on track for our approximately $400 million capital investment as disclosed in our annual report on Form 10-K. However, the progression of and global response to the COVID-19 outbreak increases the risk of delays in construction activities and equipment deliveries related to our capital projects, including potential delays in obtaining permits from government agencies, resulting in a potential deferral of capital expenditures. Given the rapid and evolving nature of the COVID-19 matter, the extent of any such impacts is uncertain.

Liquidity - We continue to maintain adequate liquidity to operate our business and fund our ongoing capital program. As of March 31, 2020, our total net liquidity was approximately $186.4 million, including $56.4 million of cash and $130.0 million of revolving credit facility availability. Our $400 million revolving credit facility, which expires December 12, 2021, contains an accordion feature that allows us to increase our liquidity another $25 million under certain conditions. We also have a $25 million credit facility that provides swing-line borrowing capability, which expires March 27, 2022.

Subsequent to the three months ended March 31, 2020, as a precautionary measure in order to increase our cash position and preserve financial flexibility in light of uncertainty in the markets, we accessed the capital markets in two transactions:

NorthWestern Reports First Quarter 2020 Financial Results
April 22, 2020

•
On April 3, 2020, we entered into a $100 million 364-Day Term Loan Credit Agreement (Term Loan), with two of our relationship banks, and borrowed the full amount under the Term Loan. Borrowings from this facility, bearing interest at available rates tied to the Eurodollar rate plus a credit spread of 1.5%, allow us to meet our temporarily increased targeted minimum liquidity threshold of $200 million, up from our long-standing $100 million level; and

•	On April 14, 2020, we priced $150 million principal amount of 10 year, 3.21% first mortgage bonds. We expect to complete the bond issuance in May 2020.

As previously disclosed, we were contemplating an equity issuance in late 2020 or early 2021 to maintain and protect our current credit ratings in balance with our current capital expenditure plans. Potential business disruptions and deteriorations of the capital markets stemming from the COVID-pandemic could delay our contemplated equity issuance into 2021.

Proposed Colstrip Unit 4 Capacity Acquisition
In February 2020, we filed an application with the Montana Public Service Commission (MPSC) for pre-approval to acquire Puget Sound Energy’s (Puget) 25% interest, 185 MW of generation, in Colstrip Unit 4 for one dollar. In addition, we sought approval to sell 90 MW of energy to Puget through a Power Purchase Agreement for roughly 5 years at a price indexed to hourly prices at the Mid-Columbia power hub, with a price floor reflecting the recovery of fixed operating and maintenance costs and variable generation costs. Our proposal included zero net effect on customer bills while setting aside benefits from the transaction - estimated to be $4 million annually - to address environmental compliance, remediation and decommissioning costs associated with our existing 222 MW ownership interest in Colstrip Unit 4. Puget remains responsible for its presale 25% ownership share of all costs for remediation of existing environmental conditions and decommissioning regardless of the proposed acquisition or when Colstrip Unit 4 is retired.

Under the Ownership and Operation Agreement to which each of the Colstrip Units 3 and 4 co-owners are a party, each co-owner has a right of first refusal to our transaction with Puget. On April 8, 2020 and on April 15, 2020, Talen provided notices of its exercise of its right of first refusal to acquire a proportionate share of its interest in Colstrip Unit 4, which would reduce our proposed transaction to 92.5 MW, and the sale of energy to Puget to 45 MW. We expect to supplement our application with the MPSC by the end of April 2020 to reflect this development. Should the MPSC decline to grant our application in all material respects, then we have the right, under the purchase and sale agreement with Puget, to terminate the transaction.

We expect the MPSC to establish a procedural schedule in this docket in the second quarter of 2020. If this capacity acquisition is approved, and we acquire 92.5 MW from Puget, this is expected to reduce our need for capacity identified in our resource plan by 80 MW, which is based on resource adequacy requirements.

We also entered into an agreement with Puget to acquire an additional 95 MW interest in the 500 kilovolt (kV) Colstrip Transmission System for net book value at the time of the sale. The net book value is expected to range between $2.5 million to $3.8 million. After the roughly 5-year purchase power agreement with Puget, we will have the option to acquire another 90 MW interest in the 500 kV Colstrip Transmission System for net book value at that time. These transmission acquisitions are conditioned upon approval and closing of the Colstrip Unit 4 acquisition. Talen, while not a co-owner of the Colstrip Transmission System, has asserted that its right of first refusal as to the Colstrip Unit 4 transaction extends to the transmission portion of the transaction. We disagree

NorthWestern Reports First Quarter 2020 Financial Results
April 22, 2020

with the assertion in this regard and will oppose Talen's efforts to obtain an interest in the Colstrip Transmission System.

Recovery of the additional rate base from these transactions, if completed, will be subject to review in the next Montana general electric rate case.

Significant Earnings Drivers

Gross Margin
Consolidated gross margin for the three months ended March 31, 2020 was $244.0 million compared with $268.5 million for the same period in 2019. This $24.5 million decrease was a result of a $22.2 million decrease to items that have an impact on net income and $2.3 million decrease to items that are offset in operating expenses, property tax expense and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income decreased $22.2 million, due to the following:

•	$17.1 million decrease in electric ($8.7 million) and gas ($8.4 million) volumes due primarily to warmer winter weather and lower customer usage, offset in part by customer growth;

•	$1.2 million lower demand to transmit energy across our transmission lines due to market conditions and pricing;

•	$0.6 million decrease in Montana natural gas rates associated with the annual step down for our Montana gas production assets; and

•	$4.9 million lower other miscellaneous margin impacts primarily due to nonrecurring items.
These reductions were partly offset by a $1.6 million increase in Montana electric retail rates.

The change in consolidated gross margin for items that had no impact on net income represented a $2.3 million decrease primarily due to the following:

•	$1.9 million decrease in revenue due to the increase in production tax credit benefits passed through to customers in our tracker mechanisms, which are offset by decreased income tax expense;

•	$0.7 million decrease in revenues for operating costs included in trackers, offset by a decrease in associated operating expense; partly offset by

•	$0.3 million increase in revenues for property taxes included in trackers, offset by increased property tax expense.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended March 31, 2020 were $79.0 million compared with $81.1 million for the same period in 2019. This $2.1 million decrease was a result of a $1.8 million increase to items that have an impact on net income and $3.9 million decrease to items that are offset in gross margin and other income (expense) with no impact to net income.

Consolidated operating, general and administrative expenses for items impacting net income increased $1.8 million, including:

•	$1.4 million increased costs associated with our Montana generation resource plan request for proposal process and other generating plant maintenance; and

NorthWestern Reports First Quarter 2020 Financial Results
April 22, 2020

•	$0.4 million increase in other miscellaneous expenses.

The change in consolidated operating, general and administrative expenses for items that had no impact on net income decreased $3.9 million primarily due to the following:

•	$4.9 million decrease in the value of non-employee directors deferred compensation due to changes in our stock price, offset in other income;

•	$0.7 million lower operating expenses included in trackers recovered through revenue; and

•	$1.7 million increase due to the regulatory treatment of the non-service cost components of pension and postretirement benefit expense, which is offset in other income.

Property and Other Taxes
Property and other taxes were $44.5 million for the three months ended March 31, 2020, as compared with $44.8 million in the same period of 2019. This slight decrease was due primarily to lower MPSC tax and invasive species tax, offset in part by an increase in Montana state and local taxes. We estimate property taxes throughout each year, and update those estimates based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and adjust our rates to recover the increase between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Depreciation and Depletion Expense
Depreciation and depletion expense was $45.3 million for the three months ended March 31, 2020, as compared with $45.6 million in the same period of 2019. This slight decrease was primarily due to the depreciation adjustment consistent with the final order in our Montana electric rate case, partly offset by plant additions.

Operating Income
Consolidated operating income for the three months ended March 31, 2020 was $75.2 million as compared with $97.0 million in the same period of 2019. This decrease was primarily due to the lower gross margin discussed above.

Interest Expense
Consolidated interest expense for the three months ended March 31, 2020 was $24.3 million, as compared with $23.8 million in the same period of 2019, due primarily to higher borrowings.

Other Income
Consolidated other expense was $2.0 million for the three months ended March 31, 2020 as compared to other income of $1.1 million during the same period of 2019. This change includes a $4.9 million decrease in the value of deferred shares held in trust for non-employee directors deferred compensation, partially offset by a decrease in other pension expense of $1.7 million, both of which are offset in operating, general, and administrative expense with no impact to net income.

Income Tax
Consolidated income tax benefit for the three months ended March 31, 2020 was $1.8 million as compared with income tax expense of $1.6 million in the same period of 2019. Our effective tax rate for the three months ended March 31, 2020 was (3.7)% as compared with 2.1% for the same period of 2019. We currently estimate effective tax rate to range between (5)% to 0% in 2020.

NorthWestern Reports First Quarter 2020 Financial Results
April 22, 2020

The following table summarizes the differences between our effective tax rate and the federal statutory rate for the periods:

(in millions)	Three Months Ended March 31,
	2020		2019
Income Before Income Taxes	$48.9		$74.4

Income tax calculated at federal statutory rate	10.3	21.0%	15.6	21.0%

Permanent or flow-through adjustments:
State income tax, net of federal provisions	—	—%	0.9	1.2%
Flow-through repairs deductions	(7.4)	(15.2)%	(7.9)	(10.7)%
Production tax credits	(3.6)	(7.4)%	(4.4)	(6.0)%
Share-based compensation	(0.6)	(1.2)%	0.2	0.3%
Amortization of excess deferred income tax	(0.4)	(0.7)%	(1.4)	(1.8)%
Plant and depreciation flow through items	0.1	0.3%	(1.5)	(2.0)%
Recognition of unrecognized tax benefit	—	—%	0.4	0.5%
Other, net	(0.2)	(0.5)%	(0.3)	(0.4)%
Subtotal	(12.1)	(24.7)%	(14.0)	(18.9)%

Income Tax Expense	$(1.8)	(3.7)%	$1.6	2.1%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Net Income
Consolidated net income for the three months ended March 31, 2020 was $50.7 million as compared with $72.8 million for the same period in 2019. This decrease was primarily due to lower gross margin as discussed above.

NorthWestern Reports First Quarter 2020 Financial Results
April 22, 2020

Reconciliation of Primary Changes from first quarter 2019 to first quarter 2020

	Three Months Ended March 31,
($millions, except EPS)	Pretax Income	Net Income (1)	Diluted EPS
2019 reported	$74.4	$72.8	$1.44
Gross Margin
Electric retail volumes	(8.7)	(6.5)	(0.13)
Natural gas retail volumes	(8.4)	(6.3)	(0.12)
Electric transmission	(1.2)	(0.9)	(0.02)
Montana natural gas rates	(0.6)	(0.4)	(0.01)
Montana electric retail rates	1.6	1.2	0.02
Other	(4.9)	(3.7)	(0.07)
Subtotal: Items impacting net income	(22.2)	(16.6)	(0.33)

Production tax credits flowed-through trackers	(1.9)	(1.4)	(0.03)
Operating expenses recovered in trackers	(0.7)	(0.5)	(0.01)
Property taxes recovered in trackers	0.3	0.2	—
Subtotal: Items not impacting net income	(2.3)	(1.7)	(0.04)

Total Gross Margin	(24.5)	(18.3)	(0.37)
OG&A Expense
Generation related costs	(1.4)	(1.0)	(0.02)
Other miscellaneous	(0.4)	(0.3)	—
Subtotal: Items impacting net income	(1.8)	(1.3)	(0.02)

Pension and other postretirement benefits	(1.7)	(1.3)	(0.02)
Operating expenses recovered in trackers	0.7	0.5	0.01
Non-employee directors deferred compensation	4.9	3.7	0.07
Subtotal: Items not impacting net income	3.9	2.9	0.06

Total OG&A Expense	2.1	1.6	0.04
Other items
Depreciation and depletion expense	0.3	0.2	—
Property and other taxes	0.3	0.2	—
Interest expense	(0.5)	(0.4)	(0.01)
Other income (includes offset to Non-employee compensation above)	(3.1)	(2.3)	(0.04)
Permanent and flow-through adjustments to income tax	—	(3.1)	(0.06)
Total Other items	(3.0)	(5.4)	(0.11)

Total impact of above items	(25.5)	(22.1)	(0.44)

2020 reported	$48.9	$50.7	$1.00

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

NorthWestern Reports First Quarter 2020 Financial Results
April 22, 2020

Liquidity and Capital Resources
As of March 31, 2020, our total net liquidity was approximately $186.4 million, including $56.4 million of cash and $130.0 million of revolving credit facility availability. This compares to total net liquidity one year ago at March 31, 2019 of $142.8 million. Availability under our revolving credit facilities was $265.0 million as of April 17, 2020.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.60 per share payable June 30, 2020 to common shareholders of record as of June 15, 2020.

2020 Earnings Guidance Revised
NorthWestern lowers its 2020 earnings guidance range to $3.30 - $3.45 per diluted share (from its previously disclosed $3.45 - $3.60 per diluted share) based upon, but not limited to, the following major assumptions and expectations:

•
COVID-19 related distancing measures and business closures in our service territory remain in place through June, easing significantly during the third quarter and operations nearly fully recovered in the fourth quarter 2020;

•	Normal weather for the remainder of the year in our electric and natural gas service territories;

•	A consolidated income tax rate of approximately (5%) to 0% of pre-tax income (previously (2%) to 3%); and

•	Diluted shares outstanding of approximately 50.9 million.
Continued investment in our system to serve our customers and communities is expected to provide a targeted long-term 6%-9% total return to our investors through a combination of earnings growth and dividend yield.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our revised non-GAAP diluted earnings per share guidance of $3.30 - $3.45 for 2020 and final non-GAAP diluted earnings per share of $3.42 for 2019 are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

NorthWestern Reports First Quarter 2020 Financial Results
April 22, 2020

(in millions, except EPS)
				EPS Range to Meet Guidance
Three Months Ended March 31, 2020				Q2 - Q4 2020			Full Year 2020
	Pre-tax Income	Net(1) Income	Diluted EPS	Low		High	Low		High
2020 Reported GAAP	$48.9	$50.7	$1.00	$2.24	to	$2.39	$3.24	to	$3.39

Non-GAAP Adjustments:
Remove impact of unfavorable weather	4.0	3.0	0.06				0.06		0.06

2020 Adj. Non-GAAP	$52.9	$53.7	$1.06	$2.24	to	$2.39	$3.30	to	$3.45

				Actual
Three Months Ended March 31, 2019				Q2 - Q4 2019			Full Year 2019
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS
2019 Reported GAAP	$74.4	$72.8	$1.44	$107.8	$129.3	$2.54	$182.2	$202.1	$3.98

Non-GAAP Adjustments:
Remove impact of (favorable) unfavorable weather	(14.0)	(10.5)	(0.21)	6.7	5.0	0.10	(7.3)	(5.5)	(0.11)
Remove impact of unrecognized income tax benefit	—	—	—	—	(22.8)	(0.45)	—	(22.8)	(0.45)

2019 Adj. Non-GAAP	$60.4	$62.3	$1.23	$114.5	$111.5	$2.19	$174.9	$173.8	$3.42

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast on Thursday, April 23, 2020, at 3:30 p.m. Eastern time to review its financial results for the first quarter 2020.

The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting https://www.webcaster4.com/Webcast/Page/1050/33992. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

Notice of Virtual Annual Stockholders Meeting
In light of on-going developments related to coronavirus (COVID-19) and after careful consideration, we are providing notice that we have changed the place of the Annual Meeting of Stockholders of NorthWestern Corporation. As previously announced, the Annual Meeting will be held on Thursday, April 23, 2020, at 10:00 am, Mountain Daylight Time (12:00 pm Eastern Daylight Time). However, in light of public health concerns, we will hold the Annual Meeting in a virtual meeting format only. Stockholders will not be able to attend the Annual Meeting physically.

NorthWestern Reports First Quarter 2020 Financial Results
April 22, 2020

We believe this is the right choice for the Company at this time. A virtual Annual Meeting enables our stockholders-regardless of size, resources, or physical location-to participate in the Annual Meeting at no cost, while safeguarding the health of our stockholders, Board of Directors, and management. We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate at our virtual meeting as they would at an in-person meeting.
The Annual Meeting will be webcast live on the internet and can be accessed by visiting www.virtualshareholdermeeting.com/NWE2020. To participate in the meeting, please go to the site at least 10 minutes in advance of the meeting and follow the check-in procedures.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and / or natural gas to approximately 734,800 customers in Montana, South Dakota and Nebraska. We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin, Adjusted Non-GAAP Pre-Tax Income, Adjusted Non-GAAP Net Income and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Gross Margin as Revenues less Cost of Sales as presented in our Condensed Consolidated Statements of Income. Management believes that Gross Margin (revenues less cost of sales) provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Gross Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, net income and Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

NorthWestern Reports First Quarter 2020 Financial Results
April 22, 2020

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Earnings". Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•	the direct or indirect effects resulting from the recent outbreak of the novel coronavirus (COVID-19) pandemic on our revenue, our operations and our ability to complete construction projects;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com